Exhibit 99.02
NEWS RELEASE 27680 Franklin Road Southfield, Michigan 48034
FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Deborah K. Pawlowski/James M. Culligan	Shannon Kubenez
Kei Advisors LLC	Director of Marketing
Phone: 716.843.3908/ 716.843.3874	Phone: 248.223.9160
Email: dpawlowski@keiadvisors.com/jculligan@keiadvisors.com	Email: skubenez@baggerdaves.com
Diversified Restaurant Holdings Expands Board of Directors
SOUTHFIELD, MI, June 4, 2010 — Diversified Restaurant Holdings, Inc. (OTCBB: DFRH) (“DRH” or “the Company”), the owner/operator and franchisor of the unique, full-service, ultra-casual restaurant and bar, Bagger Dave’s Legendary Burgers & Fries® (“Bagger Dave’s”), and a leading franchisee for Buffalo Wild Wings® (“BWW”), announced that Bill McClintock and Joseph M. Nowicki were elected new members of the Company’s Board of Directors at its June 3, 2010 Annual Meeting of Shareholders. Mr. Nowicki will serve as a member of the Audit Committee as well. Shareholders also re-elected the current members of the Board of Directors and approved an increase in the number of board seats, from five to seven.
Michael Ansley, Chairman, President, and Chief Executive Officer of DRH, commented “Bill McClintock and Joe Nowicki, both independent directors, are outstanding additions to our Board and we will benefit greatly from the experience they bring to DRH. Bill’s background in franchise development will be invaluable as we establish the franchising operations for our Bagger Dave’s® concept and expand our Buffalo Wild Wings operations. Joe’s experience in public company finances and capital markets will offer wise counsel to our management team. I look forward to working with our expanded Board as we pursue our growth strategies for both Bagger Dave’s and Buffalo Wild Wings.”
Mr. McClintock brings 24 years of experience to DRH. Since November 2008, he has served as Senior Vice President of Development at McAlister’s Franchise Corporation, an operator and franchiser of quick-casual restaurants in more than 20 states, where he is responsible for all aspects of franchise sales, real estate, and construction. Previously, he was Vice President of Sales and Development at BWW for ten years and saw BWW evolve into one of the fastest-growing casual dining brands in the U.S. Mr. McClintock earned his bachelor’s and master’s degrees from Drake University in Des Moines, Iowa.
Mr. Nowicki is Chief Financial Officer of Spartan Motors, Inc., a publicly-traded manufacturer of specialty vehicles, and is responsible for its finance, human resources, and information systems functions. Prior to joining Spartan in June 2009, he was a key member of furniture manufacturer Herman Miller’s management team, where he served for 17 years in positions of increasing responsibility within its finance department. Mr. Nowicki earned a Masters of Business Administration at the University of Michigan and a Bachelors Degree in Accounting at Canisius College in Buffalo, New York. He is a Certified Public Accountant.
About Diversified Restaurant Holdings
DRH is a leading BWW® franchisee, operates16 BWW restaurants (five in Florida and 11 in Michigan), and is the recipient of many franchise awards including the Highest Annual Restaurant Sales.

Diversified Restaurant Holdings Expands Board of Directors
June 4, 2010

The Company also owns and operates its own unique, full-service, ultra-casual restaurant concept, Bagger Dave’s, which was launched in January 2008. The concept focuses on local flair with the interior showcasing historic photos of the city in which it resides. Bagger Dave’s offers a full-service, family-friendly restaurant and bar with a casual, comfortable atmosphere. The menu features freshly made burgers (never frozen), accompanied by more than 30 toppings from which to choose, fresh-cut fries, hand-dipped milkshakes, and a selection of craft beer and wine. Signature items include Sloppy Dave’s BBQ®, Train Wreck Burger®, and Bagger Dave’s Amazingly Delicious Turkey Black Bean Chili™. There’s also an electric train that runs above the dining room and bar areas. All current and future locations will be smoke-free. Currently, there are three locations in the State of Michigan. DRH has filed for rights, and has been approved, to franchise Bagger Dave’s in the States of Michigan, Indiana, and Ohio. An additional franchising filing in the State of Illinois remains open, pending review by the pertinent authorities. For more information, please visit www.baggerdaves.com.
DRH routinely posts news and other important information on its Web site at www.diversifiedrestaurantholdings.com.
Safe Harbor Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
Forward-looking statements are subject to risks, uncertainties, and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. Forward-looking statements are based upon the current beliefs and expectations of management. All statements addressing operating performance, events, or developments that DRH expects or anticipates will occur in the future, including but not limited to franchise sales, store openings, financial performance, and adverse developments with respect to litigation or increased litigation costs, the operation or performance of the Company’s business units, or the market price of its common stock are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of risk factors and uncertainties including, without limitation, our ability to operate in new markets, the cost of commodities, the success of our marketing and other initiatives to attract customers, customer preferences, operating costs, economic conditions, competition, the availability of financing for franchisees and the Company, and the impact of applicable regulations. These and other risk factors and uncertainties are more fully described in DRH’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission. Undue reliance should not be placed on DRH’s forward-looking statements. Except as required by law, DRH disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
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